Exhibit 99.1

For More Information Contact:

Timothy R. Kasmoch, CEO

2254 Centennial Road   Toledo, Ohio 43617
PHONE 419-535-6374    FAX 419-535-7008
ir@nviro.com

Letter of Commitment from the Commonwealth of Pa Extended
First Pennsylvania N-Viro Fuel™ Test Burn Complete

Toledo, Ohio, February 8, 2012 – N-Viro International Corporation (NVIC: OTCQB) reports the extension of the funding and grant letter of commitment from the Commonwealth of Pennsylvania.  The previously disclosed commitment letter has been extended for an additional twenty-seven months.  N-Viro intends to use this funding opportunity for the construction of an N-Viro Fuel™ facility in western Pennsylvania.

N-Viro completed the first 10% substitution for coal test at a Pennsylvania power generating facility on September 9th and 10th, 2011.  The collected data was analyzed and the findings support that N-Viro Fuel™ is an alternative energy resource that can be effectively used to replace fossil fuel in coal-fired power plants.  This milestone caused N-Viro to request an extension of the grant funding commitment provided by the Governor’s Action Team, a development arm of the Commonwealth of Pennsylvania.  This funding opportunity can provide a significant portion of the needed capital to build a permanent N-Viro Fuel facility in Pennsylvania.

The Company is currently taking steps to complete the final and necessary 20% substitution test required by the Pennsylvania power producer for both long-term permitting as well as obtaining a long-term fuel purchase agreement.

About N-Viro International

N-Viro International Corporation is an environmental and materials handling company that owns significant patented technologies to convert various residual bio-organics into renewable fuel.  N-Viro Fuel™ has received alternative energy status from the U.S. Environmental Protection Agency, which qualifies the technology for renewable energy incentives.  Our manufacturing facility currently uses advanced treatment for management of wastewater residuals and is in full-scale operation producing considerable volumes of  N-Viro Soil™ for a variety of customers.

N-Viro will continue to post press releases and current news on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis.

N-Viro International Website

N-Viro International Blog

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel.  In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.